Exhibit 99.2

14269 N. 87th Street, #205 Scottsdale, AZ 85260

May 10, 2018

To Our Shareholders:

One of our primary objectives for 2018 and beyond is to identify strategic actions that will further diversify our holdings, accelerate growth and contribute profitable business operations to our portfolio with positive cash flow on a long-term basis. Subsequent to the end of the first quarter, we took a major and decisive step following these guiding principles to shift our strategic business model.

New Strategic Business Model

Within our new business model, we have created a framework for our lease agreements that includes not only base revenue from the leasing of our properties, but also a fee structure for our strategic advisory services that will provide us with opportunities to grow more rapidly in conjunction with our tenants and clients and the overall medical marijuana industry. Beginning with our primary tenant and client in Arizona, Hana Meds, we have amended and restructured the lease agreements for our facilities in Chino Valley, Green Valley, Tempe and Kingman, Arizona to include among other terms, modified base rents, an extension to the term through the year 2040 and a complementary engagement for strategic advisory services with a percentage-based fee structure. In doing so, we have positioned Zoned Properties for more significant growth opportunities and potential upside to our financial results on a long-term basis. By including our strategic advisory services in the scope of the agreement, we have leveraged our extensive industry knowledge and best practices to best serve our tenants and clients. As a result, we have a more clearly defined and robust fee structure for this second revenue stream that has the capability of growing as quickly as the competitive market share of our tenants and clients. We plan to apply this mixed pricing model to additional projects in the future.

More specifically and as it relates to our agreements with Hana Meds, we will advise management on certain aspects of building and facility performance, with the aim of increasing efficiency, sustainability and profitability in exchange for a monthly advisory fee that is equal to 10% of gross revenues beginning in January 2019. Hana Meds has established itself as an industry-leader and continues to increase its market share in Arizona. Structuring our advisory fee in this manner enables us to jump start a second revenue stream and participate as an industry influencer in a market space that we expect to grow exponentially.

First Quarter 2018 Financial Results

We were able to make this strategic pivot thanks to the strength of our balance sheet and our solid financial performance over the past several quarters. I am pleased to report another quarter of profitability, the fourth consecutive, and positive cash from operations. Our lease agreements continue to provide predictable revenue and cash flow, a solid foundation of support as we transition to our new business model. Revenues were down a modest 1% compared to the first quarter of last year as a result of the sale of one of our buildings located in Tempe, Arizona during the first quarter of last year. More importantly, our operating expenses were down 6% due to lower stock-based compensation expenses and other cost cutting measures which led to a 13% increase in income from operations and positive cash from operations of more than $200,000.

www.zonedproperties.com

877-360-8839

14269 N. 87th Street, #205 Scottsdale, AZ 85260

Our first quarter financial results were as expected and consistent with recent performance. The changes to our business model and lease agreements with Hana Meds became effective May 1, 2018 and therefore were not a factor during the first quarter. However, these changes are expected to have an impact on our financial results beginning in the second quarter of this year. In connection with the new business model, the Company will write off its deferred rent receivable, resulting in a one-time, non-operational charge of approximately $1.8 million in the second quarter of 2018. In addition, due to a decrease in collections of base rent of approximately $600,000, partially offset by lower operating expenses of $50,000 to $75,000, the company expects to report some net losses for the remainder of 2018. With respect to cash flow from operations, management expects the impact to be minimal. We anticipate that, beginning in January 2019 when the strategic advisory fees commence, cash flows from the new revenue stream could be much greater than what our previous rental revenue model would have yielded.

In the meantime, we believe the expected performance of our existing business, cash on hand in excess of $900,000 at the end of the first quarter, and the strength of our balance sheet are more than sufficient to support our operations through this strategically important transition to a business model that effectively eliminates existing barriers to upside revenue potential. Our methodical and organic approach to growing and evolving Zoned Properties is a key principle that enables us to build a business with a new and sustainable financial profile and take a leadership role within the industry. We are confident this is right approach for our business and to increasing shareholder value as we look beyond 2018.

Thank you for your continued support,

Bryan McLaren

Chief Executive Officer

Additional information regarding the Company’s first quarter 2018 financial results and new lease agreements with Hana Meds is available in the Investor Relations section of the Company’s website at https://ir.zonedproperties.com/sec-filings/.

www.zonedproperties.com

877-360-8839